Exhibit 99.1
STONE ENERGY CORPORATION
Announces Second Quarter 2016 Results
LAFAYETTE, LA. August 2, 2016

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the second quarter of 2016. Some items of note include:

•	Production volumes exceeded the upper end of second quarter 2016 guidance

•	Bank credit agreement amendment included $360 million borrowing base and covenant relief through year end 2016

•	Termination of our long term deep water rig contract

•	Mary field in Appalachia came back online in late June 2016 with an interim midstream agreement

•	Pompano production temporarily curtailed due to explosion at Pascagoula gas processing plant

Chairman, President and Chief Executive Officer David Welch stated, “During the second quarter of 2016, we were able to negotiate and execute important agreements with three business partners. The amendment to the bank credit facility in June provided us with financial flexibility by increasing the borrowing base from $300 million to $360 million and relaxing certain financial covenants. We were also able to terminate the ENSCO 8503 deep water rig contract that included a $341,000 operating day rate, which was not scheduled to expire until the third quarter of next year. Finally, we were able to negotiate an interim midstream agreement with Williams that allowed us to resume production operations at our Mary field in Appalachia. Production volumes in Appalachia averaged over 95 MMcfe per day in July, and we expect daily volumes to reach over 125 MMcfe per day during the third quarter of 2016. In the Gulf of Mexico, our deep water volumes were relatively flat in the second quarter, yet we reduced our lease operating expenses.  Though the explosion at the third-party Pascagoula gas processing plant caused a temporary suspension of our Pompano production operations in late June, we were able to quickly restore most of our production volumes within days through the utilization of a gas injection well, which was part of our contingency plan. In late July, we negotiated an agreement to flow gas to an alternate market and are again producing from the Pompano platform at previous rates. Finally, we continue to work with our advisors, who are assisting us in reviewing various financial, transactional and strategic restructuring alternatives.”

Financial Results

Stone reported a second quarter of 2016 net loss of $195.8 million, or $35.05 per share, on oil and gas revenue of $89.0 million, compared to a net loss of $152.9 million, or $27.68 per share, on oil and gas revenue of $149.5 million in the second quarter of 2015. The adjusted net loss, which excludes impairment charges of $118.6 million, was $41.6 million, or $7.45 per share. Net cash (used in) provided by operating activities totaled ($31.6) million for the second quarter of 2016, while discretionary cash flow totaled ($6.6) million during the second quarter of 2016, as compared to $62.1 and $84.9 million, respectively, during the second quarter of 2015. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for reconciliations of adjusted net loss, a non-GAAP financial measure, to net loss, and discretionary cash flow, a non-GAAP financial measure, to net cash (used in) provided by operating activities.

Net daily production during the second quarter of 2016 averaged 29.0 thousand barrels of oil equivalent (MBoe) per day (174 million cubic feet of gas equivalent (MMcfe) per day), compared to net daily production of 34.5 MBoe (207 MMcfe) per day in the first quarter of 2016 and net daily production of 48.6 MBoe (291 MMcfe) per day in the second quarter of 2015. The second quarter 2016 production mix was approximately 59% oil, 32% natural gas and 9% natural gas liquids (NGLs), and included approximately 23 MBoe (138 MMcfe) per day from the Gulf of Mexico (GOM) and 6 MBoe (36 MMcfe) per day from Appalachia. Appalachian volumes for the second quarter of 2016 included 21 MMcfe per day from the Heather and Buddy fields, 11 MMcfe per day of intermittent production from the Mary field and 4 MMcfe per day attributed to final adjustments of our working interests in two Mary units.

Production guidance for the third quarter of 2016 is estimated at 35 - 37 MBoe per day (210 - 222 MMcfe per day). The guidance anticipates a production decline in the GOM primarily due to reduced volumes from the Pompano platform caused by potential gas curtailment that could also restrict oil flow, a deferral of projected volumes from Amethyst into the fourth quarter for the same reason, projected hurricane downtime and natural declines. This guidance also assumes the Mary field is online throughout the third quarter of 2016 under the interim midstream agreement, with Appalachia averaging approximately 110 MMcfe - 120 MMcfe per day. Our full year production guidance has been adjusted to account for these factors as well. Our updated production guidance for 2016 is 33 - 35 MBoe (198 - 210 MMcfe) per day.

Prices realized during the second quarter of 2016 averaged $46.97 per barrel of oil, $15.24 per barrel of NGLs and $2.46 per Mcf of natural gas. Average realized prices for the second quarter of 2015 were $72.74 per barrel of oil, $13.90 per barrel of NGLs and $2.14 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.74 per Mcf and increased the average realized price of oil by $3.31 per barrel in the second quarter of 2016. Effective hedging transactions increased the average realized price of natural gas by $0.32 per Mcf and increased the average realized price of oil by $17.19 per barrel in the second quarter of 2015.

Lease operating expenses during the second quarter of 2016 totaled $18.8 million ($7.13 per Boe or $1.19 per Mcfe), compared to $27.4 million ($6.20 per Boe or $1.03 per Mcfe) in the second quarter of 2015. The decrease in second quarter 2016 lease operating expenses is primarily attributable to cost reduction efforts, operating efficiencies and the shut in of our Mary field from September 2015 until late June 2016. Lease operating expenses are expected to increase in the third quarter of 2016 due to the resumption of production operations at the Mary field and a scheduled well intervention operation on the deep water Amethyst well. However, lease operating expenses per unit of production are expected to decline due to the increased production projected in the third quarter of 2016.

Other operational expenses during the second quarter of 2016 totaled $27.7 million, compared to $1.5 million in the second quarter of 2015. The increase is primarily due to a $20.0 million charge related to the termination of our deep water drilling rig contract with Ensco and approximately $7.5 million of rig subsidy and stacking charges associated with the ENSCO 8503 deep water rig, the Appalachian rig and the platform rig at Pompano. Other operational expenses for the six months ended June 30, 2016 totaled $40.2 million, and included $6.0 million relating to a non-cash, cumulative foreign currency loss and another $6.1 million in rig subsidy charges. We expect other operational expenses to decline significantly in the third and fourth quarters of 2016 due to the termination of the Ensco rig contract in the second quarter of 2016.

Transportation, processing and gathering (TP&G) expenses during the second quarter of 2016 totaled $7.2 million ($2.72 per Boe or $0.45 per Mcfe), compared to $19.9 million ($4.51 per Boe or $0.75 per Mcfe) during the second quarter of 2015. The decrease was due to the Mary field being off production for most of the second quarter of 2016. Since production has been restored at the Mary field, we expect TP&G expenses for the remainder of the year to increase materially. TP&G expense guidance for 2016 has been updated to account for the resumption of Mary field production.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the second quarter of 2016 totaled $45.1 million ($17.08 per Boe or $2.85 per Mcfe), compared to $76.8 million ($17.35 per Boe or $2.89 per Mcfe), in the second quarter of 2015. The decrease is attributable to lower production volumes and previous ceiling test write-downs.

Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) for the second quarter of 2016 were $20.0 million ($7.58 per Boe or $1.26 per Mcfe), compared to $16.4 million ($3.71 per Boe or $0.62 per Mcfe), in the second quarter of 2015. The increase in SG&A was primarily attributable to legal fees pertaining to Stone's pursuit of a claim for damages against a third party, partially offset by staff and other cost reductions.

Incentive compensation expense for the second quarter of 2016 was $4.7 million, compared to $1.3 million in the second quarter of 2015. The 2016 incentive compensation cash bonuses are calculated based on the achievement of certain strategic objectives for each quarter of 2016. Portions of the 2016 incentive cash bonuses replace amounts previously awarded to employees as stock-based compensation, which is reflected in SG&A, resulting in higher incentive compensation expense in the second quarter of 2016 compared to the second quarter of 2015.

Accretion expense for the second quarter of 2016 was $10.1 million, compared to $6.4 million in the second quarter of 2015. The increase was due to a higher applicable discount rate used to calculate the present value of the asset retirement obligations compared to prior years. Stone expects accretion expense to remain relatively flat at this level for each subsequent quarter in 2016.

Interest expense for the second quarter of 2016 was $17.6 million, compared to $10.5 million in the second quarter of 2015. The increase in interest expense was primarily due to an increase in borrowed funds, combined with a lower capitalized portion. Stone expects interest expense to remain relatively flat at this level for the remainder of 2016.

Restructuring expenses for the second quarter of 2016 were $9.4 million. These fees related to expenses supporting a restructuring effort including legal and financial advisory costs for Stone, our bank group and our noteholders. The quarterly amount of restructuring fees is difficult to forecast as they will be highly dependent on the level of legal and financial advisory activity.

Capital expenditures for the second quarter of 2016 were approximately $32.7 million, which included $6.0 million of plugging and abandonment expenditures. Second quarter 2016 capital expenditures included completion operations at the Silverthrone well (100% working interest), part of the Pompano platform drilling program, and setting of surface casing at the deep water Lamprey prospect. As previously noted, during the second quarter of 2016, we incurred approximately $7.5 million of rig stacking or subsidy expenses and a $20 million contract termination charge for the Ensco rig, all of which were charged to other operational expenses and excluded from capital expenditures. Further, $6.6 million of SG&A expenses and $6.9 million of interest were capitalized during the second quarter of 2016, and were excluded from the capital expenditure budget. Second quarter 2015 capital expenditures were approximately $91.1 million, which included $18.8 million of plugging and abandonment expenditures, and excluded $7.4 million of SG&A expenses and $10.8 million of interest that were capitalized. For the six months ended June 30, 2016, capital expenditures totaled $113.4 million, which included $9.1 million of plugging and abandonment expenditures. The rig stacking, subsidy and termination charges for the six months ended June 30, 2016 totaled $33.6 million and were included in other operational expenses.

In early 2016, Stone’s Board of Directors authorized an initial 2016 capital expenditure budget of $200 million, which did not include rig subsidies or rig stacking expenses that were projected to be approximately $40 million to $50 million. The budget was primarily focused on the Pompano platform rig development program and the utilization of the ENSCO 8503 deep water rig for a development well and one or two exploration wells.

However, to further reduce capital expenditures for 2016, we elected to temporarily stack the Pompano platform drilling rig in place. We currently expect to resume drilling operations in early 2017. In addition, we reached an agreement with Ensco to terminate the ENSCO 8503 deep water rig contract for total consideration of $20 million and payment of a $5 million deposit to be used against future drilling activities initiated before March 31, 2017, subject to extension in certain circumstances.

This updated rig schedule and other cost reduction efforts have decreased our projected annual capital expenditures, which are now expected to approximate $160 million to $170 million for 2016. The budget excludes acquisitions, capitalized SG&A and interest, and any deep water exploration drilling in the third and fourth quarters. As noted above, the rig stacking, subsidy and termination charges were accounted for in other operational expenses (not capital expenditures) and are expected to be approximately $40 million to $50 million for 2016.

As previously reported, on March 21, 2016, the Bureau of Ocean Energy Management ("BOEM") notified Stone that we no longer qualified for a supplemental bonding waiver under the financial criteria specified in BOEM’s guidance to lessees at that time. In late March 2016, we proposed a tailored plan to BOEM for financial assurances relating to our abandonment obligations, which provides for posting incremental financial assurances in favor of BOEM. On May 13, 2016, we received notice letters from BOEM rescinding its demand for supplemental bonding with the understanding that we will continue to work with BOEM to finalize the implementation of our long-term tailored plan. We have submitted our tailored plan to BOEM and are awaiting its review and approval. Our proposed plan would require approximately $16 million of incremental financial assurance or bonding for 2016, a majority of which may require cash collateral. Under the submitted plan, additional financial assurance would be required for subsequent years. There is no assurance this tailored plan will be approved by BOEM. Additionally, on July

14, 2016, BOEM issued a Notice to Lessees (“NTL”) that augments requirements for the posting of additional financial assurances by offshore lessees. We are reviewing the new NTL and its potential impact to Stone.

Liquidity Update

As previously reported, on April 13, 2016, Stone was notified that the borrowing base under its bank credit facility was redetermined and lowered from $500 million to $300 million, which resulted in a borrowing base deficiency of $175.3 million. We elected to pay the deficiency in six equal monthly installments of $29.2 million to eliminate the deficiency within six months, and we made two such payments in May and June of 2016.

On June 14, 2016, we entered into an amendment with our bank group, which amended the credit agreement to (i) increase the borrowing base to $360.0 million from $300.0 million, (ii) provide for no redetermination of the borrowing base by the lenders until January 15, 2017, other than an automatic reduction upon the sale of certain of the Company’s properties, (iii) permit second lien indebtedness to refinance the existing convertible notes and senior unsecured notes, (iv) revise the maximum Consolidated Funded Leverage ratio to be 5.25x for the fiscal quarter ending June 30, 2016, 6.50x for the fiscal quarter ending September 30, 2016, 9.50x for the fiscal quarter ending December 31, 2016 and 3.75x thereafter, (v) require minimum liquidity of at least $125.0 million until January 15, 2017, (vi) impose limitations on capital expenditures to $60.0 million from June 2016 through December 2016 (excluding up to $25 million for completion expenditures in Appalachia), (vii) grant the lenders a perfected security interest in all deposit accounts and (viii) provide for anti-hoarding cash provisions for amounts in excess of $50.0 million to apply after December 10, 2016. Upon execution of the amendment, we repaid $56.8 million of borrowings, resulting in the elimination of our borrowing base deficiency and bringing our total borrowings and letters of credit outstanding under the credit facility in conformity with the $360.0 million borrowing base. We were in compliance with all covenants under the bank credit facility as of June 30, 2016, however, the minimum liquidity requirement and other restrictions under the credit facility may prevent us from being able to meet our interest payment obligation on the 7½% Senior Notes due in 2022 in the fourth quarter of 2016 as well as the subsequent maturity of our 1¾% Senior Convertible Notes due in March 2017. Additionally, we anticipate that we could exceed the Consolidated Funded Leverage financial covenant of 3.75x at the end of the first quarter of 2017 unless a material portion of our debt is repaid, reduced or exchanged into equity.

As of June 30, 2016, the current portion of long-term debt of $288.3 million consisted of $287.9 million of 2017 Convertible Notes and $0.4 million of principal payments due within one year on our building loan. As of June 30, 2016, our outstanding letters of credit totaled $18.3 million.

As of June 30, 2016 and August 2, 2016, Stone had cash on hand of approximately $169.2 million and $165.5 million, respectively.

On March 10, 2016, Stone announced that it retained Lazard as its financial advisor and Latham & Watkins LLP as its legal advisor to assist Stone in analyzing and considering financial, transactional and strategic alternatives. We are actively reviewing various financing, asset sales and debt restructuring alternatives to address the March 1, 2017 maturity of the 2017 Convertible Notes and are currently engaged in negotiations with financial advisors for certain holders of the 2017 Convertible Notes and 2022 Senior Unsecured Notes regarding restructuring of the notes. We cannot provide any assurances that we will be able to complete a private restructuring or asset sales on satisfactory terms to provide the liquidity to restructure or pay down our senior indebtedness. A restructuring of the notes may result in significant dilution for existing stockholders.

Operational Update

Pompano Platform Production Update (Deep Water). On June 28, 2016, the gas processing plant in Pascagoula, Mississippi experienced an explosion that shut down the facility and is not expected to be back in operation for months. Although Stone has no direct interest in the plant, it processed approximately 20-25 MMcf per day (gross) of gas produced from the Pompano platform. Subsequent to the explosion, Pompano gas was either shut in or re-injected, and the gas curtailment restricted oil flow from the Pompano platform to approximately 70% of previous production rates for most of July. Prior to this curtailment, second quarter 2016 net production from the Pompano platform averaged approximately 11 MBbls of oil per day and approximately 21 MMcfe of gas and NGLs per day. On July 21, 2016, we negotiated an agreement to flow gas to an alternate market and are currently producing oil and gas from the Pompano platform at volumes similar to second quarter production rates. Our arrangement does not guarantee available capacity, so gas re-injection remains a fallback option if needed. As previously reported, production from our Amethyst well was shut in during late April 2016 to allow for a technical evaluation. We anticipate conducting intervention activities at Amethyst late in the third quarter of 2016, assuming we can secure a reliable gas sales market for the Pompano facility.

Deep Water Drilling Contract (Gulf of Mexico). As reported on June 29, 2016, Stone and Ensco agreed to terminate Stone’s contract with Ensco for total consideration of $20 million, approximately $5 million of which was a deposit previously provided to Ensco pursuant to the drilling services contract. Further, Stone agreed to provide Ensco the opportunity to perform certain drilling services commenced before December 31, 2019, and Stone paid Ensco a $5 million deposit to be used against future drilling activities initiated before March 31, 2017, subject to extension in certain circumstances. The ENSCO 8503 deep water rig contract included an operating day rate of $341,000 and was not scheduled to expire until August 2017.

Pompano Platform Drilling Program (Deep Water). Subsequent to bringing the Silverthrone well online in early June 2016, we temporarily stacked the platform rig in place to preserve liquidity. We currently expect to resume platform drilling operations in early 2017. There are up to three additional development wells to be drilled from the Pompano platform. Each additional development well is expected to provide production volumes ranging from 500 to over 1,500 Boe per day per well after hook-up. The Silverthrone well is flowing at under 200 Boe per day and is being evaluated for stimulation. Stone holds a 100% working interest in these wells.

Alaminos Canyon 943 - Lamprey (Deep Water).  In mid-April of 2016, Stone set surface casing on the Lamprey prospect, which targets the Upper Wilcox interval. We estimate that the initial Lamprey well would take two to three months to drill and, if successful, Stone may drill a follow-up appraisal well. Discussions with potential partners regarding the 100% owned Lamprey prospect are ongoing, with a reduction to Stone’s working interest expected before drilling the well.

Mississippi Canyon 117 - Rampart Deep and Rampart Shallow (Deep Water).  The Rampart exploration prospects (Deep and Shallow) target the Miocene interval and are expected to be tied back to the Pompano platform, if successful.  Stone currently holds a 100% working interest in the prospect and expects to reduce its working interest before drilling would commence.  The prospects are located nine miles from Stone’s Pompano platform, and each well is estimated to take three months to drill.

Mississippi Canyon 72 - Derbio (Deep Water).  The Derbio prospect is located five miles from Stone’s Pompano platform and targets the Miocene interval. If successful, a tie-back to the Pompano platform is likely. Stone currently holds a 100% working interest in the prospect, although a reduction to its working interest is expected before drilling would commence. The well is estimated to take three months to drill.

Appalachia Basin.  As reported on June 29, 2016, Stone entered into an interim gas gathering and processing agreement with Williams at the Mary field in Appalachia.  Production from the Mary field has been substantially shut in from September 2015 until late June 2016, except for intermittent production. The initial term of the interim agreement is through August 31, 2016, and it continues on a month to month basis thereafter, unless terminated by either party. Subsequent to executing the interim agreement, production from much of the Mary field resumed in late June and has averaged over 75 MMcfe per day in July, with total Appalachia volumes averaging 95 MMcfe per day in July. We expect daily production rates from Appalachia to reach over 125 MMcfe per day in the third quarter.  Currently, 57 wells representing over 60 MMcfe per day in potential volume remain shut in due to downstream liquids-handling capacity constraints. We expect most of this production to come online later in the third quarter.

The contracted rig for Appalachia remains stacked. Due to capital constraints, we expect to limit Appalachian activities for the remainder of 2016 to maintaining production and core leasehold interests and to other maintenance operations.

Third Quarter of 2016 Guidance

Selected guidance for the third quarter and full year 2016 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance for the third quarter of 2016 production includes previously mentioned operational updates, including the assumption that the Mary field in Appalachia remains online through year end under the terms of the interim agreement. The guidance is also subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Third Quarter	Full Year

Production - MBoe per day (MMcfe per day)	35 - 37 (210 - 222)	33 - 35 (198 - 210)

Lease operating expenses (in millions) (excluding transportation/processing expenses)	-	$85 - $95

Transportation, processing and gathering (in millions)	-	$32 - $35

Salaries, General & Administrative expenses (in millions)	-	$57 - $61
(excluding incentive compensation and non-recurring professional fess)

Depreciation, Depletion & Amortization (per MBoe)	-	$15.00 - $18.00
(per Mcfe)		$2.50 - $3.00

Corporate Tax Rate (%)	-	0% - 5%

Capital Expenditure Budget (in millions)	-	$160 - $170
(excludes farm out subsidies and rig stacking charges)

Hedge Position

The following table illustrates our derivative positions for 2016 as of August 2, 2016:

	Fixed-Price Swaps
	NYMEX
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)	Swap Price
2016	10,000	$4.110	1,000	$90.00
2016	10,000	4.120	1,000	52.78
2016			1,000	49.75
2016			1,000*	45.00 - 54.75
*costless collar

New York Stock Exchange Notification

On April 29, 2016, we were notified by the New York Stock Exchange (“NYSE”) that we were not in compliance with the NYSE's continued listing requirements, as the average closing price of our shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE. On May 17, 2016, we were notified by the NYSE that our average global market capitalization had been less than $50 million over a consecutive 30 trading-day period at the same time that our stockholders' equity was less than $50 million, which is non-compliant with the NYSE’s rules.

At the close of business on June 10, 2016, we effected a 1-for-10 reverse stock split in order to increase the market price per share of our common stock in order to regain compliance with the NYSE's minimum share price requirement. Stone’s shares of common stock continue to trade on the NYSE under the symbol “SGY” but trade under the new CUSIP number 861642304. We were notified on July 1, 2016 that we cured the minimum share price deficiency and that we were no longer considered non-compliant with the $1.00 per share average closing price requirement, although we remain non-compliant with the $50 million market capitalization and stockholders' equity requirements. On June 30, 2016, we submitted our 18-month business plan for curing the average market capitalization and stockholders' equity deficiencies to the NYSE. After submitting our business plan, the NYSE had 45 calendar days to review the plan to determine whether we have made a reasonable demonstration of our ability to come into conformity with the relevant standards within the 18-month period. The NYSE will either accept the plan, at which time we would be subject to ongoing monitoring for compliance with the plan, or not accept the plan, at which time we would be subject to suspension and delisting proceedings. If the NYSE accepts the plan, our shares of common stock would continue to be listed and traded on the NYSE during the 18-month cure period. As of August 2, 2016, our market capitalization has been above $50 million for 25 consecutive trading days.

Other Information

Stone Energy will not be hosting a conference call to discuss the second quarter of 2016 operational and financial results.

Non-GAAP Financial Measures

In this press release, we refer to non-GAAP financial measures we call “discretionary cash flow” and “adjusted net loss.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Management believes adjusted net loss is useful to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Please see the “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of discretionary cash flow to net cash (used in) provided by operating activities and a reconciliation of adjusted net loss to net loss.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, including risks relating to our bank credit facility, our outstanding notes and any restructuring thereof, our ability to continue as a going concern and any potential bankruptcy proceeding, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com

STONE ENERGY CORPORATION SUMMARY STATISTICS (In thousands, except per share/unit amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
FINANCIAL RESULTS
Net loss	$(195,761)	$(152,906)	$(384,545)	$(480,294)
Net loss per share	$(35.05)	$(27.68)	$(68.94)	$(86.99)
PRODUCTION QUANTITIES
Oil (MBbls)	1,548	1,534	3,183	3,156
Natural gas (MMcf)	5,100	12,581	11,946	23,738
Natural gas liquids (MBbls)	244	794	608	1,477
Oil, natural gas and NGLs (MBoe)	2,642	4,425	5,782	8,589
Oil, natural gas and NGLs (MMcfe)	15,852	26,549	34,692	51,536
AVERAGE DAILY PRODUCTION
Oil (MBbls)	17.0	16.9	17.5	17.4
Natural gas (MMcf)	56.0	138.3	65.6	131.1
Natural gas liquids (MBbls)	2.7	8.7	3.3	8.2
Oil, natural gas and NGLs (MBoe)	29.0	48.6	31.8	47.5
Oil, natural gas and NGLs (MMcfe)	174.2	291.7	190.6	284.7
REVENUE DATA
Oil revenue	$72,711	$111,585	$132,986	$219,092
Natural gas revenue	12,553	26,907	27,726	55,244
Natural gas liquids revenue	3,718	11,033	8,453	23,399
Total oil, natural gas and NGLs revenue	$88,982	$149,525	$169,165	$297,735
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$43.66	$55.55	$37.27	$50.28
Natural gas (per Mcf)	1.72	1.82	1.71	2.04
Natural gas liquids (per Bbl)	15.24	13.90	13.90	15.84
Oil, natural gas and NGLs (per Boe)	30.31	26.93	25.51	26.85
Oil, natural gas and NGLs (per Mcfe)	5.05	4.49	4.25	4.47
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$46.97	$72.74	$41.78	$69.42
Natural gas (per Mcf)	2.46	2.14	2.32	2.33
Natural gas liquids (per Bbl)	15.24	13.90	13.90	15.84
Oil, natural gas and NGLs (per Boe)	33.68	33.79	29.26	34.66
Oil, natural gas and NGLs (per Mcfe)	5.61	5.63	4.88	5.78
AVERAGE COSTS
Lease operating expenses (per Boe)	$7.13	$6.20	$6.64	$6.40
Lease operating expenses (per Mcfe)	1.19	1.03	1.11	1.07
Transp, processing and gathering exp (per Boe)	2.72	4.51	1.39	4.38
Transp, processing and gathering exp (per Mcfe)	0.45	0.75	0.23	0.73
Salaries, general and administrative expenses (per Boe)	7.58	3.71	5.67	3.89
Salaries, general and administrative expenses (per Mcfe)	1.26	0.62	0.94	0.65
DD&A expense on oil and gas properties (per Boe)	17.08	17.35	18.26	18.87
DD&A expense on oil and gas properties (per Mcfe)	2.85	2.89	3.04	3.14

AVERAGE SHARES OUTSTANDING - Diluted	5,585	5,525	5,578	5,521

STONE ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS (In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating revenue:
Oil production	$72,711	$111,585	$132,986	$219,092
Natural gas production	12,553	26,907	27,726	55,244
Natural gas liquids production	3,718	11,033	8,453	23,399
Other operational income	337	—	693	1,792
Derivative income, net	—	—	—	2,427
Total operating revenue	89,319	149,525	169,858	301,954
Operating expenses:
Lease operating expenses	18,826	27,429	38,373	55,006
Transportation, processing and gathering expenses	7,183	19,940	8,024	37,643
Production taxes	578	1,827	1,059	4,342
Depreciation, depletion and amortization	46,231	77,951	107,789	164,373
Write-down of oil and gas properties	118,649	224,294	247,853	715,706
Accretion expense	10,082	6,408	20,065	12,817
Salaries, general and administrative expenses	20,014	16,418	32,768	33,425
Incentive compensation expense	4,670	1,264	9,649	2,827
Restructuring fees	9,436	—	10,389	—
Other operational expenses	27,680	1,454	40,207	1,170
Derivative expense, net	626	701	488	—
Total operating expenses	263,975	377,686	516,664	1,027,309
Loss from operations	(174,656)	(228,161)	(346,806)	(725,355)
Other (income) expenses:
Interest expense	17,599	10,472	32,840	20,837
Interest income	(302)	(66)	(416)	(188)
Other income	(270)	(613)	(568)	(756)
Other expense	9	—	11	—
Total other expenses	17,036	9,793	31,867	19,893
Loss before income taxes	(191,692)	(237,954)	(378,673)	(745,248)
Provision (benefit) for income taxes:
Current	(2,113)	—	(3,187)	—
Deferred	6,182	(85,048)	9,059	(264,954)
Total income taxes	4,069	(85,048)	5,872	(264,954)
Net loss	$(195,761)	$(152,906)	$(384,545)	$(480,294)

STONE ENERGY CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURE DISCRETIONARY CASH FLOW to NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES (In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net loss as reported	$(195,761)	$(152,906)	$(384,545)	$(480,294)
Reconciling items:
Depreciation, depletion and amortization	46,231	77,951	107,789	164,373
Write-down of oil and gas properties	118,649	224,294	247,853	715,706
Deferred income tax provision (benefit)	6,182	(85,048)	9,059	(264,954)
Accretion expense	10,082	6,408	20,065	12,817
Non-cash stock compensation expense	2,370	3,388	4,682	6,028
Non-cash interest expense	4,768	4,419	9,403	8,737
Non-cash derivative expense	833	6,420	1,025	7,931
Other non-cash expense	—	—	6,081	—
Discretionary cash flow	(6,646)	84,926	21,412	170,344
Change in income taxes payable	(2,113)	18	(3,187)	7,206
Settlement of asset retirement obligations	(6,039)	(18,778)	(10,706)	(35,923)
Other working capital changes	(16,771)	(4,023)	(9,649)	4,038
Net cash (used in) provided by operating activities	$(31,569)	$62,143	$(2,130)	$145,665

STONE ENERGY CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURE ADJUSTED NET LOSS to NET LOSS (In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net loss as reported	$(195,761)	$(152,906)	$(384,545)	$(480,294)
Reconciling items:
Write-down of oil and gas properties	118,649	224,294	247,853	715,706
Tax effect	(41,824)	(80,746)	(87,368)	(257,654)
Valuation allowance on deferred tax assets	77,330	—	138,396	—
Total reconciling items	154,155	143,548	298,881	458,052
Adjusted net loss	$(41,606)	$(9,358)	$(85,664)	$(22,242)

Net loss per share as reported	$(35.05)	$(27.68)	$(68.94)	$(86.99)
Per share effect of impairment charges	$27.60	$25.99	$53.58	$82.96
Net loss per share before impairment charges	$(7.45)	$(1.69)	$(15.36)	$(4.03)

STONE ENERGY CORPORATION CONSOLIDATED BALANCE SHEET (In thousands) (Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$169,194	$10,759
Accounts receivable	38,276	48,031
Fair value of derivative contracts	11,887	38,576
Current income tax receivable	46,174	46,174
Other current assets	12,080	6,881
Total current assets	277,611	150,421
Oil and gas properties, full cost method of accounting:
Proved	9,518,245	9,375,898
Less: accumulated depreciation, depletion and amortization	(8,960,440)	(8,603,955)
Net proved oil and gas properties	557,805	771,943
Unevaluated	425,204	440,043
Other property and equipment, net	27,968	29,289
Other assets, net	28,183	18,473
Total assets	$1,316,771	$1,410,169
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$28,914	$82,207
Undistributed oil and gas proceeds	5,071	5,992
Accrued interest	9,773	9,022
Fair value of derivative contracts	37	—
Asset retirement obligations	33,695	21,291
Current portion of long-term debt	288,336	—
Other current liabilities	34,793	40,712
Total current liabilities	400,619	159,224
Bank credit facility	341,500	—
7½% Senior Notes due 2022	770,285	770,009
1¾% Senior Convertible Notes due 2017	—	279,244
4.2% Building Loan	11,116	11,702
Asset retirement obligations	203,661	204,575
Other long-term liabilities	18,446	25,204
Total liabilities	1,745,627	1,449,958
Common stock	56	55
Treasury stock	(860)	(860)
Additional paid-in capital	1,654,731	1,648,687
Accumulated deficit	(2,090,168)	(1,705,623)
Accumulated other comprehensive income	7,385	17,952
Total stockholders’ equity	(428,856)	(39,789)
Total liabilities and stockholders’ equity	$1,316,771	$1,410,169